Product supplement I	Registration Statement No. 333-137902
To prospectus dated October 10, 2006 and	Dated October 10, 2006
prospectus supplement dated November 13, 2006	Rule 424(b)(2)

Deutsche Bank AG

Performance Securities Linked to an Index

General

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Deutsche Bank AG may offer and sell notes linked to an index, which may include an index created by Deutsche Bank AG or one of its affiliates, from time to time. This product supplement describes terms that will apply generally to the notes and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as pricing supplements. If the terms described in the relevant pricing supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant pricing supplement shall control.

•	The notes are the senior unsecured obligations of Deutsche Bank AG.

•	Payment on the notes is linked to an underlying index as described below.

•	For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” in this product supplement.

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The notes will be issued in denominations of $10.00 and integral multiples of $10.00, unless otherwise specified in the relevant pricing supplement. Minimum investment amounts, if any, will be specified in the relevant pricing supplement.

•	Investing in the notes is not equivalent to investing in the Index or any of its components.

•	The notes will not be listed on any securities exchange unless otherwise specified in the relevant pricing supplement.

Investing in the notes involves a number of risks. See “ Risk Factors” in this product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement, the accompanying prospectus supplement and prospectus, or any related pricing supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank AG

February 1, 2007

SUMMARY TERMS

Index

The underlying index designated in the relevant pricing supplement (the “Index”) accompanying this product supplement. The components underlying the Index will be set forth in the relevant pricing supplement.

Payment at Maturity

The payment you will receive at maturity is based on the value of the Index Ending Level relative to the Index Starting Level (or the Strike Level, if applicable) and, if applicable, the Protection Percentage, which will be a reduction from the Index Starting Level expressed as a positive percentage. The Protection Percentage, if any, will be set forth in the applicable pricing supplement.

If the Index Ending Level is greater than the Index Starting Level (or the Strike Level, if applicable), you will receive a cash payment per $10.00 note principal amount that provides you with a return on your investment equal to the Index Return multiplied by the Participation Rate. Your final payment per $10.00 note principal amount will be calculated as follows:

$10.00 + ($10.00 x (Index Return x Participation Rate))

If the Index Ending Level is equal to the Index Starting Level (or the Strike Level, if applicable), you will receive a cash payment of $10.00 per $10.00 note principal amount.

If specified in the relevant pricing supplement, your principal will be protected against a decline in the Index up to the Protection Percentage. In this event, if the Index Ending Level declines from the Index Starting Level (or the Strike Level, if applicable) and such decline is equal to or less than the Protection Percentage, you will receive the principal amount of your notes at maturity.

If the relevant pricing supplement specifies a Protection Percentage, your investment will be exposed to any decline in the Index beyond such Protection Percentage. If the Index Ending Level declines from the Index Starting Level (or the Strike Level, if applicable) by more than the Protection Percentage, for every 1% decline of the Index beyond the Protection Percentage, you will lose an amount equal to 1% of the principal amount of your notes, and your final payment per $10.00 note principal amount will be calculated, unless otherwise specified in the applicable pricing supplement, as follows:

$10.00 + ($10.00 x (Index Return + Protection Percentage))

You will lose some of your investment at maturity if the Index Ending Level declines from the Index Starting Level (or the Strike Level, if applicable) by more than the Protection Percentage.

If no Protection Percentage is specified in the relevant pricing supplement, then if the Index Ending Level declines from the Index Starting Level (or the Strike Level, if applicable), for every 1% decline in the Index, you will lose an amount equal to 1% of the principal amount of your notes, and your final payment per $10.00 note principal amount will be calculated, unless otherwise specified in the relevant pricing supplement, as follows:

$10.00 + ($10.00 x (Index Return))

You will lose some or all of your investment at maturity if the Index Ending Level declines from the Index Starting Level (or the Strike Level, if applicable).

Other Terms	In each case if applicable, the “Protection Percentage” and “Participation Rate” will be specified in the relevant pricing supplement.

Index Return	Unless otherwise specified in the applicable pricing supplement:

Index Ending Level – Index Starting Level (or Strike Level, if applicable)

Index Starting Level (or Strike Level, if applicable)

Index Starting Level	The Index closing level on the initial valuation date, or such other date or dates as specified in the relevant pricing supplement.

Index Ending Level	The level of the Index as specified in the relevant pricing supplement.

Strike Level

The relevant pricing supplement may specify an Index level other than the Index Starting Level to be used for calculating the Index Return and the amount payable at maturity, if any. For example, the relevant pricing supplement may specify that a Strike Level, equal to 95% of the Index Starting Level, shall be used to calculate the Index Return.

Index Valuation Date(s)

The Index Ending Level will be calculated on a single date which we refer to as the Final Valuation Date, or on several dates, each of which we refer to as an Averaging Date, as specified in the relevant pricing supplement. We refer to such dates generally as Index Valuation Dates in this product supplement. Any Index Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes—Payment at Maturity.”

Maturity Date

As specified in the relevant pricing supplement. The Maturity Date of the notes is subject to postponement in the event of certain market disruption events and as described under “Description of Notes—Payment at Maturity.”

In making your investment decision, you should rely only on the information contained or incorporated by reference in the pricing supplement relevant to your investment, this product supplement and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant pricing supplement and this product supplement and with respect to Deutsche Bank AG. We have not authorized anyone to give you any additional or different information. The information in the relevant pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

The notes described in the relevant pricing supplement and this product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which you should discuss with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes under any circumstances in which such offer or solicitation is unlawful.

In this product supplement and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to Deutsche Bank AG, including, as the context may require, acting through one of its branches.

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where such offers and sales are permitted. Neither this product supplement nor the accompanying prospectus supplement, prospectus or pricing supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement nor the accompanying prospectus supplement, prospectus or pricing supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement and accompanying prospectus supplement, prospectus and pricing supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement and the accompanying prospectus supplement, prospectus and pricing supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

DESCRIPTION OF NOTES

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate pricing supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement have the meanings assigned to them in the accompanying prospectus supplement, prospectus and the relevant pricing supplement. The term “note” refers to each $10.00 principal amount of our Performance Securities Linked to an Index.

General

The notes are senior unsecured obligations of Deutsche Bank AG that are linked to an underlying Index, which may include an index created by Deutsche Bank AG or one of its affiliates (the “Index”). The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant pricing supplement. The notes will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar.

The notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity. Instead, at maturity you will receive a payment in cash, the amount of which will vary depending on the performance of the Index calculated in accordance with the formula set forth below and whether the notes have a Strike Level and/or partial principal protection.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency.

The notes are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations.

The notes will be issued in denominations of $10.00 and integral multiples thereof, unless otherwise specified in the relevant pricing supplement. The principal amount and issue price of each note is $10.00, unless otherwise specified in the relevant pricing supplement. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of Notes—Form, Legal Ownership and Denomination of Notes” in the prospectus supplement and “Forms of Securities—Global Securities” in the prospectus.

The specific terms of the notes will be described in the relevant pricing supplement accompanying this product supplement. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant pricing supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant pricing supplement shall control.

Payment at Maturity

The Maturity Date for the notes will be set forth in the relevant pricing supplement and is subject to adjustment if such day is not a business day or if the Final Valuation Date is postponed as described below. We will also specify whether or not the notes have partial principal protection and the amount of any Protection Percentage in the relevant pricing supplement.

The amount you will receive at maturity is based on the value of the Index Ending Level relative to the Index Starting Level (or Strike Level, if applicable) and the Protection Percentage, if any.

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If the Index Ending Level is greater than the Index Starting Level (or Strike Level, if applicable), you will receive a cash payment per $10.00 note principal amount that provides you with a return on your investment equal to the Index Return multiplied by the Participation Rate. Your final payment per $10.00 principal amount note will be calculated as follows:

$10.00 + ($10.00 x Index Return x Participation Rate)

•	If the Index Ending Level is equal to the Index Starting Level (or Strike Level, if applicable), you will receive a cash payment of $10.00 per $10.00 note principal amount.

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If specified in the relevant pricing supplement, your principal will be protected against a decline in the Index up to the Protection Percentage. In this event, if the Index Ending Level declines from the Index Starting Level (or Strike Level, if applicable) and such decline is equal to or less than the Protection Percentage, you will receive the principal amount of your notes at maturity.

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If the relevant pricing supplement specifies a Protection Percentage, your investment will be exposed to any decline in the Index beyond such Protection Percentage. If the Index Ending Level declines by more than the Protection Percentage, for every 1% decline of the Index beyond the Protection Percentage, you will lose an amount equal to 1% of the principal amount of your notes, and your final payment per $10.00 note principal amount will be calculated, unless otherwise specified in the relevant pricing supplement, as follows:

$10.00 + ($10.00 x (Index Return + Protection Percentage))

You will lose some of your investment at maturity if the Index Ending Level declines from the Index Starting Level (or Strike Level, if applicable) by more than the Protection Percentage.

If no Protection Percentage is specified in the relevant pricing supplement, then if the Index Ending Level declines from the Index Starting Level (or the Strike Level, if applicable), for every 1% decline in the Index, you will lose an amount equal to 1% of the principal amount of your notes, and your final payment per $10.00 note principal amount will be calculated, unless otherwise specified in the relevant pricing supplement, as follows:

$10.00 + ($10.00 x (Index Return)

You will lose some or all of your investment at maturity if the Index Ending Level declines from the Index Starting Level (or the Strike Level, if applicable).

Unless otherwise specified in the relevant pricing supplement, the “Index Return,” as calculated by the calculation agent, is the percentage change in the closing level of the Index calculated by comparing the Index closing level on the Final Valuation Date, or the arithmetic average of the Index closing levels on each of the Averaging Dates, or such other date or dates as specified in the relevant pricing supplement (the “Index Ending Level”), to the Index closing level on the pricing date (the “Index Starting Level”) or to a percentage of the Index Starting Level (the “Strike Level”). The relevant pricing supplement will specify the Index Starting Level and the manner in which the Index Ending Level is determined. The Index Return, unless otherwise specified in the relevant pricing supplement, is calculated as follows:

Index Return =	Index Ending Level – Index Starting Level (or Strike Level, if applicable)
Index Starting Level (or Strike Level, if applicable)

In each case, if applicable, the “Protection Percentage” and “Participation Rate” will be an amount set forth in the applicable pricing supplement.

The “Index closing level” on any trading day will equal the closing level of the Index or any successor index (as defined in the relevant pricing supplement) or alternative calculation of the Index published following the regular official weekday close of the principal trading session of the relevant exchange for the Index.

A “trading day” is, unless otherwise specified in the relevant pricing supplement, a day, as determined by the calculation agent, on which trading is generally conducted on the relevant exchange for the Index.

The “relevant exchange” is, unless otherwise specified in the relevant pricing supplement, the primary organized exchange or market of trading for the Index, any component underlying the Index or any futures or options contract related to the Index, as applicable.

The Index Valuation Date(s), which will be either a single date, which we refer to as the Final Valuation Date, or several dates, each of which we refer to as an Averaging Date, will be specified in the relevant pricing supplement and any such date is subject to adjustment as described below. If an Index Valuation Date is not a trading day or if there is a market disruption event on such day, the applicable Index Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or is continuing; provided, that the Index closing level for an Index Valuation Date will not be determined on a date later than the tenth scheduled trading day after the Final Valuation Date, and if such day is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Index closing level for the Index Valuation Date on such date in accordance with the formula for and method of calculating the Index closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled trading day of each component most recently underlying the Index.

The Maturity Date will be set forth in the relevant pricing supplement. If the scheduled Maturity Date (as specified in the relevant pricing supplement) is not a business day, then the Maturity Date will be the next succeeding business day following such scheduled Maturity Date. If, due to a market disruption event or otherwise, the Final Valuation Date is postponed so that it falls on a day that is less than three business days prior to the scheduled Maturity Date, the Maturity Date will be the third business day following such Final Valuation Date, as postponed, unless otherwise specified in the relevant pricing supplement. We describe market disruption events in the relevant pricing supplement.

We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

A “business day” is, unless otherwise specified in the relevant pricing supplement, any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the City of New York or London, England.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market transactions or by private agreement.

RISK FACTORS

Your investment in the notes involves certain risks. The notes do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the notes is not equivalent to investing directly in the Index or any of the stocks, commodities, currencies or other components that may underlie the Index. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks together with the risk information contained in the prospectus supplement, prospectus and the relevant pricing supplement before you decide that an investment in the notes is suitable for you.

The notes do not pay interest or guarantee the return of your investment.

The notes do not pay interest and may not return any of your investment. The amount payable at maturity will be determined pursuant to the terms described in this product supplement and the relevant pricing supplement. You will lose some of your investment at maturity if the Index Ending Level declines from the Index Starting Level (or the Strike Level, if applicable) by more than the Protection Percentage, and if there is no Protection Percentage specified in the relevant pricing supplement, you may lose some or all of your investment at maturity if the Index Ending Level declines from the Index Starting Level (or the Strike Level, if applicable). The relevant pricing supplement will specify whether the notes have a Strike Level.

Your return on the notes, if any, generally will not reflect any payments made with respect to any component that may underlie the Index.

Your return on the notes, if any, will not reflect the return you would realize if you actually owned the components that underlie the Index and received any payments made with respect to such components. This is because the calculation agent will calculate the amount payable to you at maturity of the notes by reference to the Index Ending Level. The Index Ending Level reflects the performance of the Index without taking into consideration any payments made with respect to any component of the Index.

There are certain indices, generally referred to as total return indices, that include dividend distributions in the return of the Index. If the Index is described as a total return index with 100% dividend reinvestment, the distributions paid on the securities or other assets included in the Index are deemed to be reinvested in the Index, so that the Index level would include such distributions.

Secondary trading may be limited.

Unless otherwise specified in the relevant pricing supplement, the notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily or at a price advantageous to you.

Deutsche Bank AG and its affiliates may act as market makers for the notes but are not required to do so. Because we do not expect that other market makers will participate significantly in any secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the notes. If at any time Deutsche Bank AG or its affiliates or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The Index Ending Level may be less than the Index closing level on the Maturity Date of the notes or at other times during the term of the notes.

Because the Index Ending Level may be calculated based on the Index closing level on one or more Index Valuation Dates near the end of the term of the notes, the Index closing level on the Maturity Date or at other times during the term of the notes, including dates near the Index Valuation Date(s), could be higher than the Index Ending Level. This difference could be particularly large if there is a significant increase in the level of the Index after the Final Valuation Date, if there is a significant decrease in the level of the Index around the time of the Index Valuation Date(s) or if there is significant volatility in the Index level during the term of the notes (especially on dates near the Index Valuation Date(s)). For example, when the Index Valuation Date for the notes is near the end of the term of the notes, if the Index levels increase or remain relatively constant during the initial term of the notes and then decrease below the Index Starting Level (or Strike Level, if applicable), the Index Ending Level may be significantly less than if it were calculated on a date earlier than the Index Valuation Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested directly in the Index, any component underlying the Index or contracts relating to the Index for which there is an active secondary market. Even if the level of the Index increases during the term of the notes, the market value of the notes may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the notes declines.

The notes are not designed to be short-term trading instruments.

The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Index has appreciated since the pricing date. The potential returns described in the relevant pricing supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity.

The Index Return for the notes will not be adjusted for changes in exchange rates related to the U.S. dollar that might affect an Index whose underlying components are traded in currencies other than the U.S. dollar.

Although the components underlying an Index may be traded in, or their closing prices may be converted into, currencies other than U.S. dollars, the notes, which are linked to the Index, are denominated in U.S. dollars, and the amount payable on the notes at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and any of the currencies in which the components underlying the Index are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the Index Return for the notes. The amount we pay in respect of the notes on the maturity date will be determined solely in accordance with the procedures described in “Description of Notes — Payment at Maturity.”

The notes may be subject to currency exchange risk.

Because the prices of the components underlying an Index may be converted by the sponsor of the Index into U.S. dollars or a currency other than U.S. dollars for the purposes of calculating the value of the Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the countries represented in any such Index. An investor’s net exposure will depend on the extent to which the currencies of the components underlying any such Index strengthen or weaken against the U.S. dollar or such other currency. If, taking into account such weighting, the U.S. dollar or such other currency strengthens against the respective component currencies, the value of any such Index may be adversely affected, and the payment at maturity of the notes may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the notes. We expect that, generally, the level of the Index on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the level of the Index. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility in the Index;

•	the time to maturity of the notes;

•	the market price and the dividend rate, if applicable, on the components underlying the Index;

•	interest and yield rates in the market generally as well as in the markets of the components underlying the Index;

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economic, financial, political, regulatory or judicial events that affect the components underlying the Index or financial markets generally and which may affect the Index closing level on any Index Valuation Date;

•	the exchange rate and the volatility of the exchange rate of the U.S. dollar and any other currencies relevant to the Index;

•	supply and demand for the notes; and

•	our creditworthiness, including actual and anticipated downgrades in our credit ratings.

If the Index level declines, you may lose some of your investment.

You cannot predict the future performance of the Index based on its historical performance. The value of the Index may decrease such that you may not receive any return of your investment. If the Index Ending Level declines compared to the Index Starting Level by more than the Protection Percentage, you will lose some of your investment at maturity, and if there is no Protection Percentage specified in the relevant pricing supplement, you may lose some or all of your investment at maturity if the Index Ending Level declines from the Index Starting Level (or the Strike Level, if applicable).

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes directly or through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

While the payment at maturity will be based on the full principal amount of your notes as described in the relevant pricing supplement, the original issue price of the notes includes each agent’s commission and the cost of hedging our obligations under the notes directly or through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by Deutsche Bank AG or its affiliates, as a result of such compensation or other transaction costs.

The sponsor of the relevant Index may adjust the relevant Index in ways that affect its level, and the sponsor has no obligation to consider your interests.

The sponsor of the relevant Index (the “Index Sponsor”) is responsible for calculating and maintaining the relevant Index. The Index Sponsor can add, delete or substitute the components underlying the relevant Index or make other methodological changes that could change the level of the relevant Index. You should realize that the changing of components included in the relevant Index may affect the relevant Index as a new or different component may perform significantly better or worse than those it replaces. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the relevant Index. Any of these actions could adversely affect the value of the notes. The Index Sponsor has no obligation to consider your interests in calculating or revising the relevant Index.

We may not control the Index or the components underlying the Index.

Except as we may otherwise describe in the relevant pricing supplement, we may not be affiliated with the Index Sponsor or any of the components underlying the Index. As a result, we will have no ability to control the actions of such Index Sponsor or such components, including actions that could affect the value of the components underlying the Index or your notes. Except as otherwise described in the relevant pricing supplement, none of the money you pay us will go to the Index Sponsor or any of the companies that may be included in an Index and neither the Index Sponsor nor any such companies will be involved in the offering of the notes in any way. Neither those companies nor the Index Sponsor will have any obligation to consider your interests as a holder of the notes in taking any actions that might affect the value of your notes.

As a holder of the notes, you will not have voting rights or rights to receive any payments with respect to the components of the Index that holders of the components underlying the Index would have.

We or our affiliates may have adverse economic interests to the holders of the notes.

Deutsche Bank AG and other affiliates of ours trade the components underlying the Index and other financial instruments related to the Index and its components on a regular basis, for their accounts and for other accounts under their management. Deutsche Bank AG and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Index. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the level of the Index and, accordingly, could affect the value of the notes and the amount, if any, payable to you at maturity.

We or our affiliates may also act as the Index Sponsor. In this role, we or our affiliates may exercise discretion, as in rebalancing the Index during the term of the notes.

In the case of an index with stock components, we or our affiliates may currently or from time to time engage in business with companies whose stock may be included in such Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you.

In addition, one or more of our affiliates may publish research reports or otherwise express views about the components underlying an Index. Any prospective purchaser of notes should undertake an independent investigation of each component included in the Index as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the level of the Index or the components underlying the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

We and our affiliates are active participants in the commodities and currency markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities and currency transactions. Our trading activities may have a material adverse effect on commodities or currency prices and consequently have a negative impact on any Index with commodity or currency components.

We may have hedged our obligations under the notes directly or through certain affiliates, and we or they would expect to make a profit on any such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss. Although they are not expected to, these hedging activities may adversely affect the market price of the components underlying the Index and the Index and, therefore, the market value of the notes. It is possible that Deutsche Bank AG or its affiliates could receive substantial returns from these hedging activities while the market value of the notes declines.

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the Index Starting Level, the Index Ending Level, the closing level of the Index on each Index Valuation Date, the Index Return and the amount, if any, that we will pay you at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether the Index has been discontinued and whether there has been a material change in the method of calculation of the Index. In performing these duties, Deutsche Bank AG, London Branch may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where Deutsche Bank AG, London Branch as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Index closing level or the Index Return on any Index Valuation Date and calculating the amount that we are required to pay you, if any, at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that one or more of the Index Valuation Dates and the Maturity Date will be postponed and your return will be adversely affected.

Holdings of the notes by our affiliates and future sales may affect the price of the notes.

Certain of our affiliates may purchase for investment certain of the notes. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the notes offered in that offering. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In addition, if a substantial portion of the notes held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the notes may fall. The negative effect of such sales on the prices of the notes could be more pronounced if secondary trading in the notes is limited or illiquid.

The U.S. tax consequences of an investment in a note are unclear.

There is no direct legal authority regarding the proper U.S. tax treatment of a note, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of a note. Consequently, significant aspects of the tax treatment of a note are uncertain and no assurance can be given that the IRS or the courts will agree with the characterization described herein or in the applicable pricing supplement. If the IRS were successful in asserting an alternative characterization for a note, the timing and character of income on a note might differ materially from the description herein. You should consult your own tax adviser regarding the U.S. federal income tax consequences of an investment in a note (including alternative characterizations of a note) as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Please read carefully the section of this product supplement called “Certain U.S. Federal Income Tax Consequences.”

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of the notes to holders who purchase the notes at the “issue price” and will hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this product supplement may affect the tax consequences described below, possibly on a retroactive basis. This summary does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of the investor’s particular circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain former citizens or residents of the United States, certain financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities or foreign currencies, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who hold a note as a part of a hedging transaction, straddle, conversion or integrated transaction, or a United States holder (as defined below) who has a “functional currency” other than the U.S. dollar.

In addition, in the case of an Index including the stock of one or more entities, we will not attempt to ascertain whether any entity in the Index would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If one or more entities in the Index were so treated, certain adverse U.S. federal income tax consequences might apply upon the sale, exchange or retirement of a note. You should refer to information filed with the SEC by such components and consult your tax adviser regarding the possible consequences to you if such a component is or becomes a PFIC or a USRPHC.

Tax Characterization of the Notes

Unless otherwise provided in the applicable pricing supplement, a note should be treated for U.S. federal income tax purposes as a prepaid financial contract for U.S. federal income tax purposes. Due to the absence of authorities that directly address instruments that are similar to a note, significant aspects of the U.S. federal income tax consequences of an investment in a note are uncertain, and no assurance can be given that the IRS or the courts will agree with the characterization described herein. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in a note (including the tax consequences that would arise under the alternative characterizations and treatments described below) and with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion assumes that the above characterization is respected.

Tax Consequences to United States Holders

The following discussion applies to “United States holders” of the notes. You are a “United States holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note who is (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Notes

Except as otherwise provided in the applicable pricing supplement and assuming that the characterization of the notes described above is respected, the following are anticipated U.S. federal income tax consequences of the ownership and disposition of the notes.

Tax Treatment Prior to Maturity. You should not be required to recognize taxable income over the term of the notes prior to maturity other than pursuant to a sale or exchange, as described below.

Sale, Exchange or Retirement of a Note. Upon a sale or exchange of a note prior to its maturity date or upon the receipt of the cash payment in retirement of a note at maturity, you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and your tax basis in the note so sold, exchanged or retired. Your tax basis in the note should equal the amount you paid to acquire such note. Such gain or loss should be capital gain or loss and should be long-term capital gain or loss if you have held your note for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Characterizations and Treatments of an Investment in a Note. Due to the absence of authorities that directly address the proper characterization of a note, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above.  Alternative U.S. federal income tax characterizations or treatments of the notes are possible, which, if applied, could materially affect the timing and character of the income or loss with respect to a note. It is possible, for example, that a note could be treated as a debt instrument issued by us. In that event, notes having a term from issue to maturity (including the last possible date that the notes could be outstanding) exceeding one year would be governed by Treasury Regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you held a note you would be required to accrue into income “original issue discount” based on our comparable yield for similar noncontingent debt, determined at the time of issuance of the notes, even though no corresponding cash would be received on the notes.  In addition, any gain on the sale, exchange or retirement of the notes would generally be treated as ordinary income. Other characterizations also are possible. Accordingly, you should consult your own tax adviser regarding the U.S. federal income tax consequences of an investment in a note.

Tax Consequences to Non-United States Holders

The following discussion applies to you only if you are a non-United States holder of a note. You are a “non-United States holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note who is: (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a foreign estate or trust. You are not a non-United States holder if you are an individual present in the United States for 183 days or more in the taxable year of disposition. Such a holder should consult his or her own tax adviser regarding the U.S. federal income tax consequences of the disposition of a note.

Sale, Exchange or Retirement of a Note. Gain from the sale or exchange of a note prior to its maturity date or upon the receipt of the cash payment in retirement of the note at maturity should not be subject to U.S. federal income or withholding tax unless such gain is effectively connected with your conduct of a trade or business in the United States, as described below.

Tax Consequences under Possible Alternative Characterizations. If the notes were characterized as indebtedness, any payments or accruals made or deemed to be made nonetheless would not be subject to U.S. federal income or withholding tax, provided generally that (i) you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and otherwise satisfy applicable documentation requirements; and (ii) any gain realized on a sale, exchange or retirement of the notes is not effectively connected with your conduct of a trade or business in the United States.

Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and if payments on the notes are effectively connected with the conduct of that trade or business, you generally will be taxed in the same manner as a United States holder.   If the preceding sentence applies to you, then in order to claim an exemption from withholding tax, you will be required to provide a properly executed IRS Form W-8ECI in lieu of IRS Form W-8BEN. If this paragraph applies to you, you are urged to consult your own tax advisor with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

Backup Withholding and Information Reporting

The cash proceeds received from a sale, exchange or retirement of the notes will be subject to information reporting unless you are an exempt recipient (such as a domestic corporation) and may also be subject to backup withholding at the rates specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number) or meet certain other conditions. If you are a non-United States holder and you provide a properly executed IRS form W8-BEN or W8-ECI, as appropriate, you generally will not be subject to backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

USE OF PROCEEDS; HEDGING

Unless otherwise specified in the relevant pricing supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes as more particularly described in “Use of Proceeds” in the accompanying prospectus. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant pricing supplement) paid with respect to the notes which commissions, as to agents affiliated with us, include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the date of the relevant pricing supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Index, the components underlying the Index, or instruments whose value is derived from the Index or its underlying components. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially increase the level of the Index as well as the Index Starting Level, and therefore effectively establish a higher level that the Index must achieve for you to obtain a return on your investment or avoid a loss of principal at maturity. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Index, the components underlying the Index, or instruments whose value is derived from the Index or its underlying components. Although we have no reason to believe that any of these activities will have a material impact on the level of the Index or the value of the notes, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

THE UNDERLYING INDEX

The underlying index to which payment on the notes will be linked, along with the method of calculating payments on the notes in the event the underlying index is discontinued and applicable market disruption events, will be described in the relevant pricing supplement.

TERMS OF NOTES

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the Index Starting Level, the Strike Level, if applicable, the Index closing level on each Index Valuation Date, the Index Ending Level, the Index Return and the payment at maturity, if any, on the notes. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of the Index and whether there has been a material change in the method of calculating the Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant pricing supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m. on the business day preceding the Maturity Date.

All calculations with respect to the Index Starting Level, the Index Ending Level, the Index Return or any Index closing level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per $10.00 note principal amount at maturity, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities – Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

Unless otherwise specified in the relevant pricing supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $10.00 note principal amount upon any acceleration of the notes shall be determined by the calculation agent and shall be an amount in cash equal to the amount payable at maturity per $10.00 note principal amount as described under the caption “Description of Notes – Payment at Maturity,” calculated as if the date of acceleration were the Final Valuation Date. If the notes have more than one Index Valuation Date, then the business days immediately preceding the date of acceleration (in such number equal to the number of Index Valuation Dates in excess of one) shall be the corresponding Index Valuation Dates.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities—Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Discharge and Defeasance” are not applicable to the notes, unless otherwise specified in the applicable pricing supplement.

Listing

The notes will not be listed on any securities exchange, unless otherwise specified in the relevant pricing supplement.

Book-Entry Only Issuance—The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes—Form, Legal Ownership and Denomination of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA”) in The City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the notes. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

UNDERWRITING

Under the terms and subject to the conditions contained in Distribution Agreements to be entered into between Deutsche Bank AG and each of Deutsche Bank Securities Inc. (“DBSI”) and DBTCA as agents and certain other agents that may be party to either Distribution Agreement from time to time (each an “Agent” and collectively with DBSI and DBTCA, the “Agents”), each Agent participating in an offering of notes has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant pricing supplement. Each Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant pricing supplement. DBSI, DBTCA and other Agents may allow a concession to other dealers as set forth in the relevant pricing supplement, or we may pay other fees, in the amount set forth on the cover page of the relevant pricing supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

We own, directly or indirectly, all of the outstanding equity securities of DBSI and DBTCA. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, DBSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. DBSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate principal amount of notes offered pursuant to a pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the notes offered in that offering.

No action has been or will be taken by us, DBSI, DBTCA or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement or the accompanying prospectus supplement, prospectus or pricing supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement or the accompanying prospectus supplement, prospectus or pricing supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement and the accompanying prospectus supplement, prospectus and pricing supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.